Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of Green Giant Inc. (formerly China HGS Real Estate Inc.) of our report dated January 13, 2022, with respect to our audit of the consolidated financial statements of Green Giant Inc. (formerly China HGS Real Estate Inc.) as of and for the year ended September 30, 2021, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 28, 2023